Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado—FOR IMMEDIATE RELEASE
Date: July 20, 2010

Double Eagle Petroleum Co. Completes Asset Purchase

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today announced the closing on July 20, 2010 of its asset purchase transaction with SM Energy relating to certain Atlantic Rim assets. Under the terms of the Purchase and Sales Agreements, Double Eagle acquired:

Unit	Working Interest Acquired	Post Acquisition Working Interest
		Percentage
Catalina	3.08%	72.40%
Sun Dog	12.60%	21.54%
Doty Mountain	1.15%	18.00%

The estimated proved developed reserves associated with the above working interest purchase is approximately 9.0 Bcfe *. The total cost of the asset purchase transaction, subject to closing adjustments, is $8.4 million, resulting in an acquired cost of $0.93 per proved developed Mcfe.

The effective date of the transaction is January 1, 2010. The total cash paid, subject to post closing adjustments, was $7.8 million, net of revenue, expense and capital costs incurred from the effective date through the closing date. The acquisition has been funded by $1.8 million from cash on hand and a $6 million draw down of the Company’s credit facility. As of June 30, 2010, the Company had $31 million outstanding under the existing credit facility and a $45 million available borrowing base.

The acquired 9.0 Bcfe* estimated proved developed reserves does not include any additional reserves associated with the proved undeveloped, probable or possible future locations which in total are approximately 620 gross well sites in the above three units.

* Based upon $3.50 CIG Pricing

About Double Eagle Petroleum Co.

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

http://www.dble.com